EXHIBIT 21

                                METALS USA, INC.
                             PRINCIPAL SUBSIDIARIES


Affiliated Metals Company
Allmet Building Products. Inc.
Fullerton Industries, Inc.
GSBC, Inc. (dba Geneva Steel Blanking)
Harvey Titanium, Ltd.
Independent Metals Co.
Interstate Steel Supply Company
Intsel Steel
Jeffreys Steel Company, Inc.
Krohn Steel Service Center, Inc.
The Levinson Steel Company
Meier Metal Servicenters, Inc.
Metals USA Management Co., L.P.
Metals USA Services Corporation
Metals Receivables Corporation
Metals USA Finance Corporation
Pacific Metal Company
Professional Metals, Inc.
Queensboro Steel Corporation
Steel Manufacturing and Warehouse Company
Steel Service Systems, Inc.
Texas Aluminum Industries, Inc.
Uni-Steel, Inc.
Valley Aluminum Co.
Wayne Steel, Inc.
Williams Steel & Supply Co., Inc.
Wolf Brothers Steel Service Center, Inc.